Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Mylan Laboratories Inc. of our report dated February 19, 2004 (except for Note 26, which is as of September 2, 2004) relating to the financial statements which appears in King Pharmaceuticals, Inc.’s Current Report on Form 8-K dated September 3, 2004 and the financial statement schedule which appears in King Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the references to us under the headings “Experts” in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Greensboro, North Carolina

September 2, 2004